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                                                                   Exhibit 10.1


                     LEASE AGREEMENT DATED SEPTEMBER 30, 1997


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                                 LEASE AGREEMENT

                                 by and between

                            WTI (IL) QRS 12-36, INC.,
                             AN ILLINOIS CORPORATION

                                   as LANDLORD

                                       and

                                 WESTELL, INC.,
                            AN ILLINOIS CORPORATION,

                                    as TENANT

                  Premises:         750 North Commons Drive
                                    Aurora, Illinois 60504

                        Dated as of: September 29, 1997
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                                TABLE OF CONTENTS

                                                                            Page

         Parties............................................................   1
1        Demise of Premises.................................................   1
2.       Certain Definitions................................................   1
3.       Title and Condition................................................   7
4.       Use of Leased Premises; Quiet Enjoyment............................   8
5.       Term...............................................................   8
6.       Basic Rent.........................................................   9
7.       Additional Rent....................................................   9
8.       Net Lease; Non-Terminability.......................................  10
9.       Payment of Impositions.............................................  11
10.      Compliance with Laws and Easement Agreements;
         Environmental Matters..............................................  12
11.      Liens; Recording and Title.........................................  13
12.      Maintenance and Repair.............................................  14
13.      Alterations and Improvements.......................................  14
14.      Permitted Contests.................................................  15
15.      Indemnification....................................................  16
16.      Insurance..........................................................  16
17.      Casualty and Condemnation..........................................  19
18.      Termination Events.................................................  20
19.      Restoration........................................................  21
20.      Procedures Upon Purchase...........................................  22
21.      Assignment and Subletting; Prohibition against Leasehold Financing.  23
22.      Events of Default..................................................  25
23.      Remedies and Damages Upon Default..................................  26
24.      Notices............................................................  29
25.      Estoppel Certificate...............................................  29
26.      Surrender..........................................................  30
27.      No Merger of Title.................................................  30
28.      Books and Records..................................................  30
29.      Determination of Value.............................................  31
30.      Non-Recourse as to Landlord........................................  32
31.      Financing..........................................................  32
32.      Subordination......................................................  33
33.      Financial Covenants................................................  33
34.      Tax Treatment; Reporting...........................................  33
35.      Option to Purchase.................................................  33
36.      Miscellaneous......................................................  34

EXHIBITS

         Exhibit "A" - Premises
         Exhibit "B" - Machinery and Equipment
         Exhibit "C" - Schedule of Permitted Encumbrances
         Exhibit "D" - Rent Schedule
         Exhibit "E" - Financial Covenants


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         LEASE AGREEMENT, made as of this 29th day of September, 1997, between
WTI (IL) QRS 12-36, INC., an Illinois corporation ("Landlord"), with an address c/o W. P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and WESTELL, INC., an Illinois corporation ("Tenant"), with an address at 750 North Commons Drive, Aurora, Illinois 60504.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2. Certain Definitions.

                  "Acquisition Cost" shall mean $17,434,555.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

                  "Affiliate" shall mean with respect to the Person in question, any other Person which owns or controls in whole or part, or is owned or controlled in whole or in part by, or is under common ownership or control in whole or in part with, the Person in question, including, without limitation, any subsidiary(ies) or parent(s) of the Person in question. For purposes of this definition, "control" shall mean the power to direct the management and policies of such entity, directly or indirectly, whether through ownership of voting securities, by contract, veto rights or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                  "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.
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                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment
Dates as defined in Paragraph 6.

                  "Casualty" shall mean (a) any loss of or damage to the Leased Premises or (b) any injury to or death of person or any property included within or related to the Leased Premises or arising from the Adjoining Property that is likely to have a material adverse effect on Landlord, Tenant or the Leased Premises including the operation thereon by Tenant.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Condemnation" shall mean a Taking.

                  "Condemnation Notice" shall mean notice or actual knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                  "Covenants" shall mean the covenants and agreements described on Exhibit "E".

                  "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                  "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or, with the prior written approval of Landlord and Tenant, as may hereafter affect the Leased Premises.

                  "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources


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Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste
Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                  "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

                  "Equipment" shall mean the Equipment as defined in Paragraph
1.

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                  "Fair Market Value" shall mean the higher of (a) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                  "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "Guarantor" shall mean Westell Technologies, Inc., a Delaware corporation.

                  "Guaranty and Suretyship Agreement" shall mean the Guaranty and Suretyship Agreement of even date from Guarantor to Landlord, pursuant to which Guarantor has guaranteed all of the obligations and liabilities of Tenant under the Lease.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous


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Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation. any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                  "Improvements" shall mean the Improvements as defined in Paragraph 1.

                  "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                  "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar full month following the Commencement Date, and each succeeding twelve (12) month period during the Term.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                  "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith


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necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                  "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                  "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any costs incurred by Landlord and Lender in collecting such award or proceeds. Net Award shall not include any separate award payable to Tenant under the terms of Paragraph 17(b).

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Offer Amount" shall mean the greater of (a) the Fair Market Value of the Leased Premises as of the Relevant Date utilizing clause (b) exclusively in the definition of Fair Market Value and (b) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be require to pay in prepaying any Loan with the proceeds of the Offer Amount.

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                  "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Person" shall mean an individual, partnership, association, corporation or other entity.

                  "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment as a result of (a) an Event of Default, (b) any


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Termination Event or (c) any purchase of the Leased Premises by Tenant or its designee pursuant to any provision of this Lease.

                  "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

                  "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum. discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Relevant Amount" shall mean the Termination Amount, the Offer Amount or the Default Termination Amount, as the case may be.

                  "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii) and (e) the date immediately prior to the date on which Tenant exercises its option to purchase the Leased Premises pursuant to Paragraph 35.

                  "Rent" shall mean, collectively, Basic Rent and Additional
Rent.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "State" shall mean the State of Illinois.

                  "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Leased Premises.

                  "Term" shall mean the Term as defined in Paragraph 5.


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                  "Termination Amount" shall mean the greater of (a) Fair Market
Value or (b) the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                  "Termination Date" shall mean Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

         3. Title and Condition.

                  (a) The Leased Premises are demised and let subject to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.


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                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that fee simple title (both legal and equitable) is in Landlord and, except as provided in Paragraph 35 hereof, that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein and that, to the best of Tenant's knowledge, (i) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (ii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iii) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for except as otherwise disclosed to Landlord in the Seller's/Lessee's Certificate of even date, (iv) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (v) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

         4. Use of Leased Premises; Quiet Enjoyment.

                  (a) Tenant may occupy and use the Leased Premises for office, light manufacturing, warehouse, engineering, product development, testing and similar and related purposes and for no other purpose. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. During any such entry, Landlord, its agents, prospective Lenders and/or purchasers shall interfere as little as reasonably practical with the operations of Tenant at the Leased Premises and a representative of Tenant shall have the right to accompany any such Person in order to protect matters of a confidential nature.

         5 . Term.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the


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provisions hereof, being called the "Term") commencing on September 30, 1997
(the "Commencement Date") and ending on September 30, 2017 (the "Expiration Date").

                  (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) anniversary of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), the Tenant shall have the right to extend the Term for an additional period of five (5) years by written notice to Landlord in recordable form at least one (1) year prior to the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

                  (c) If Tenant fails to exercise its option to extend or further extend the Term, or if an Event of Default has occurred and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select, subject to the conditions set forth in the last sentence of Paragraph 4(b).

         6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of October, 1997, and continuing on the first day of each January, April, July and October thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) days before or sent by nationally recognized overnight courier at least two (2) days before the applicable Basic Rent Payment Date, or in Federal Funds on the applicable Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

         7. Additional Rent.

                  (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i) except as otherwise specifically provided herein,
all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises,
(B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease,
(D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises,
(F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord so long as the Landlord is the prevailing party in any such prosecution or defense or the settlement requires payment or performance by Tenant, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (1) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant following Tenant's failure to perform any such act after receipt of the applicable notice under Paragraph 22(b), (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease; provided, however, that Additional Rent shall not include costs related to Landlord's business such as the cost of preparing Landlord's financial statements, or tax returns, or the sales costs for selling the Leased Premises except for a sale to Tenant or a designee of Tenant;

                           (ii) after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof;

                           (iii) a sum equal to any additional sums (including
any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                           (iv) interest at the rate (the "Default Rate") of
five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof and (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord.

                  (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within twenty (20) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within twenty (20) days after Landlord's demand for payment thereof accompanied by an invoice or statement for the amount of the Additional Rent due and owing.

                  (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8. Net Lease; Non-Terminability.

                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of any provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises,

(xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding; provided, that Tenant does not waive any of its rights to bring an action at law or in equity against Landlord for breach by Landlord of any of its obligations hereunder.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform, the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises. or
(ii) to any Set-Off of any Monetary Obligations; provided that Tenant does not waive any of its rights to bring an action at law or in equity against Landlord for breach by Landlord of any of its obligations hereunder.

         9. Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant,
(ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or
(v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) are reasonable and customary and which Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person or (D) any transfer taxes payable in connection with the sale of the Leased Premises by Landlord unless such sale is to Tenant or its designee. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor.

                  (b) At any time following the occurrence of an Event of Default and if the Lender so requires, Landlord shall have the right at any time to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested (which Escrow Payments are to be invested promptly following receipt thereof) until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10. Compliance with Laws and Easement Agreements; Environmental
Matters.

                  (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned.

                  (c) If Landlord has reasonable cause to believe that an Environmental Violation exists or in connection with a financing, refinancing or sale of the Leased Premises or if an Event of Default exists or if required by the terms of any Mortgage, then upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate who shall be reasonably acceptable to Tenant ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Prior to the commencement of any Site Assessment the assessment protocol shall be made available to Tenant for review. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessment required by the Lender than makes the initial Loan or if an Environmental Violation is found to exist shall be paid by Tenant. The cost of all other Site Assessments shall be paid by Landlord.

                  (d) If an Environmental Violation occurs or is found to exist, Landlord will consult with Tenant with respect to any remediation plan and the estimated cost of remediation, provided, however, that the determination of the Landlord applying prudent business judgment shall be final as to the scope of any remediation plan. If, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $ 1,000,000, Tenant shall provide to Landlord, within fifteen (15) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                  (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and in the professional opinion of the Site Reviewers and an independent third party real estate broker the existence of such Environmental Violation is likely to make the Leased Premises unleaseable and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                  (f) If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord, in its reasonable judgment, shall deem necessary or advisable in order to cure such Environmental Violation.

                  (g) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly after receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

         11. Liens; Recording.

                  (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, levy, encumbrance or other charge created by or resulting solely from any act or omission of Landlord, any Indemnitee, Lender or any Persons claiming under any of them. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY

NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12. Maintenance and Repair.

                  (a) Tenant shall at all times maintain the Leased Premises and the Adjoining Property in as good repair and appearance as they are in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall
(i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13. Alterations and Improvements.

                  (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (iii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations, series of related Alterations, Equipment or accessions thereto is in excess of $250,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, which shall not be unreasonably withheld, delayed or conditioned.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements,
(iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of
(A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

         15. Indemnification.

                  (a) Tenant shall pay, protect, indemnify,, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, unless caused by gross negligence or willful misconduct of the Indemnitee seeking indemnification without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall by paid by Tenant.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

         16. Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                           (i) Insurance against physical loss or damage to the
Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) and earthquake coverage (if the Leased Premises are in an earthquake zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence.

                           (ii) Commercial General Liability Insurance
(including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                           (iii) Worker's compensation insurance covering all
persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                           (iv) Comprehensive Boiler and Machinery Insurance on
any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property.

                           (v) Business Income/Extra Expense Insurance at limits
sufficient to cover 100% of the period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

                           (vi) During any period in which substantial
Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii) Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building, size, use and location to the Leased Premises.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Landlord or, at the request of Landlord, Lender as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                  (c) Each insurance policy referred to in clauses (i), (iv),
(v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annual and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original certificates of insurance therefor.

                  (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                           (i) Except for proceeds payable to a Person other
than Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii), (iii), (iv), (v) and (vii) of

Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                           (ii) Proceeds of insurance required under clause (i)
of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17. Casualty and Condemnation.

                  (a) If any Casualty occurs to the Leased Premises occurs and Tenant estimates that the cost of such Casualty is likely to exceed $50,000, Tenant shall give Landlord and Lender immediate notice thereof. Landlord and Lender are hereby authorized to adjust, collect and compromise, in their discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default has occurred and is continuing), all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord and Lender, all such proofs of loss, receipts, vouchers and releases. If Landlord or Lender so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord and Lender shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord and Lender, which approval shall not be unreasonably withheld, delayed or conditioned and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer is hereby authorized and directed to make payment under said policies directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. Unearned premiums shall be paid to Tenant. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. Landlord and Lender are authorized to collect, settle and compromise, in their discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any Net Award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Landlord if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if the Net Award is paid to Lender by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

         18. Termination Events.

                  (a) If (i) the entire Leased Premises shall be taken by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of
(i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant's intention to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                  (b) A Termination Notice shall contain (1) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

                  (c) If Landlord shall reject such offer to terminate this Lease by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if any Basic Rent or real estate taxes payable with respect to the Leased Premises which remain due and unpaid on the Termination Date (collectively, "Remaining Obligations"), then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord.

Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord or Lender, as the case may be, shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord or Lender, as the case may be, of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord or Lender, as the case may be, may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant or its designee the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant or its designee Landlord's entire interest in and to the Net Award (including any portion payable to Lender), all in accordance with Paragraph 20.

         19. Restoration.

                  (a) Landlord (or Lender if required by any Mortgage) shall hold Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                           (i) prior to commencement of restoration, (A) the
architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall be unreasonably withheld, delayed or conditioned and (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                           (ii) at the time of any disbursement, no Event of
Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged unless such lien is being properly contested in accordance with Paragraph 14;

                           (iii) disbursements shall be made from time to time
in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) reasonably satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a reasonably satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                           (iv) each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                           (v) Landlord may retain ten percent (10%) of the
restoration fund until 50% of the restoration is fully completed;

                           (vi) if the Restoration Fund is held by Landlord, the
Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant and if the Restoration Fund is held by Lender, Landlord will use reasonable efforts to obtain the agreement of Lender to hold the Restoration Fund in an interest bearing account; and

                           (vii) such other reasonable conditions as Landlord or
Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

         20. Procedures Upon Purchase.

                  (a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord, any Indemnitee, Lender or any Person claiming by, through or under any of them, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                  (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such then outstanding Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed after
(i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

         21. Assignment and Subletting; Prohibition against Leasehold Financing.

                  (a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease (A) to any Person ("Preapproved Assignee") that immediately following such assignment will have a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Corporation, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender or (B) to an Affiliate.

                           (ii) If Tenant desires to assign this Lease
("Non-Preapproved Assignment") to a Person who would not be a Preapproved Assignee ("Non-Preapproved Assignee") then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the NonPreapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

                  (b) Tenant shall have the right with no consent or approval of Landlord being required or necessary upon thirty (30) days prior written notice to Landlord and

Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of twenty-five percent (25%) of the gross space in the Improvements ("Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall the Leased Premises be subject to subleases for more than twenty-five percent (25%) of the gross space in the Improvements without the prior written approval of Landlord and Lender which approval shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria using prudent business judgment.

                  (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) Subject to the provisions of Paragraph 35 hereof, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"); provided, that so long as no Event of Default exists either at the time Landlord enters into an Agreement of Sale for the purchase of the Leased Premises or on the date of conveyance to a Third Party Purchaser, Landlord shall not sell the Leased Premises to any Person who is a direct competitor of Tenant. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

         22. Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                           (i) a failure by Tenant to make any payment of any
Monetary Obligation, regardless of the reason for such failure;

                           (ii) a failure by Tenant duly to perform and observe,
or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii) any representation or warranty made by Tenant
herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                           (iv) a default beyond any applicable cure period or
at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $3,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment and the lender commences to exercise its remedies with respect to such obligations, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity;

                           (v) a default by Tenant beyond any applicable cure
period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $1,000,000 or more if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

                           (vi) a final, non-appealable judgment or judgments
for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

                           (vii) Tenant shall fail to comply with the provisions
of Paragraph 33 with respect to the Covenants;

                           (viii) Tenant shall (A) voluntarily be adjudicated a
bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                           (ix) a court shall enter an order, judgment or decree
appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                           (x) the Leased Premises shall have been vacated or
abandoned;

                           (xi) Tenant shall be liquidated or dissolved or shall
begin proceedings towards its liquidation or dissolution;

                           (xii) the estate or interest of Tenant in any of the
Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                           (xiii) a failure by Tenant to perform or observe, or
a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                           (xiv) a failure by Tenant to maintain in effect any
other license or permit necessary for the use, occupancy or operation of the Leased Premises and such failure shall have a material adverse effect on Tenant or the Leased Premises; or

                           (xv) an Event of Default shall exist under the
Guaranty and Suretyship Agreement.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) of Paragraph 22(a); or (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or
(C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but, if the failure is a failure to pay Basic Rent, Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23. Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                           (i) Landlord may give Tenant notice of Landlord's
intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (ii) After repossession of the Leased Premises
pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iii) Landlord may, upon notice to Tenant, require
Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the Fair Market Value of the Leased Premises, (B) the sum of the Acquisition Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the Term would expire, assuming that the Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within fifteen (15) days following such request deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the fifteenth (15th) day after such acceptance, Tenant shall pay to Landlord the balance, if any, of the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                           (iv) Landlord may declare by notice to Tenant the
entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, (B) Tenant shall have no option to extend or renew the Term and (C) Tenant shall have no further rights under Paragraph 35.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                           (i) If Landlord exercises its remedy under Paragraph
23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                           (ii) If Landlord exercises its remedy under Paragraph
23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting, provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY.

                  (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given to Guarantor at 750 North Commons Drive, Aurora, Illinois 60504. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

         25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request with respect to the terms of this Lease, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28. Books and Records.

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant to meet with representations of the Tenant to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

                  (b) Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days of the close of each fiscal year, annual audited consolidated financial statements of Tenant, Guarantor and its subsidiaries prepared by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, Guarantor and its subsidiaries, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) if, at any time the stock of Guarantor is not publicly traded on a national exchange, by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

         29. Determination of Value.

                  (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                           (i) Landlord and Tenant (or Third Party Purchaser
with respect to a determination under clause (D) below) shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii) or (D) Tenant provides Landlord with notice of the exercise of its option to purchase the Leased Premises pursuant to Paragraph 35. Upon reaching such agreement, the par-ties shall execute an agreement setting forth the amount of such Fair Market Value.

                           (ii) If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, they shall advise Landlord and Tenant of their agreed upon determination of the Fair Market Value, and the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                           (iii) If such two appraisers shall be unable to agree
upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                           (iv) If such two appraisers shall be unable to agree
upon the designation of a third appraiser within ten (1O) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in Chicago, Illinois. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v) If a third appraiser is selected, Fair Market
Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                           (vi) All appraisers selected or appointed pursuant to
this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease,
(C) utilize the definition of Fair Market Value hereinabove set forth above, and
(D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne entirely by Tenant if the appraisals are performed as a result of an Event of Default or the exercise by Tenant of its option to purchase the Leased Premises under Paragraph 35. The cost of all other appraisals shall be split equally between Landlord and Tenant.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                  (c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (i) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (ii) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Tenant has not violated (and will not violate) any of the Covenants. In determining Fair Market Value as defined in clause (a) of the definition of Fair Market Value, the appraisers shall not consider any discrete additional structure that is an addition to the Improvements if (i) the cost of such addition is not paid for by Landlord and
(ii) such additional structure is not integral to the use and operation of the Improvements, does not adversely impact the Fair Market Value of the Leased Premises and can be removed without causing damage to the Leased Premises.

         30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or
(iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

         31. Financing. If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender. Tenant shall provide any statement and shall execute any and all other reasonable documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease, increase Tenant's Monetary Obligations, materially increase Tenant's other obligations under this Lease or unreasonably or materially interfere with

Tenant's use and enjoyment of the Leased Premises or the conduct of Tenant's business therein. Such subordination, nondisturbance and attornment agreement
(a) may require Tenant to confirm that (i) Lender and its assigns will not be liable for any prior misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord and (b) shall not amend the terms of this Lease except to the extent otherwise provided in the immediately prior sentence.

         32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that Landlord deliveries to Tenant a subordination, non-disturbance and attornment agreement executed by the applicable Lender and in recordable form that provides for the recognition of this Lease and all Tenant's rights hereunder (subject to the foregoing Paragraph 31) unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

         33. Financial Covenants. Tenants hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit "E" hereto.

         34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         35. Option to Purchase.

                  (a) Landlord does hereby give and grant to Tenant the option to purchase the Leased Premises (i) for a purchase price (the "Purchase Price") equal to the Offer Amount and (ii) within thirty (30) days following September 30, 2012 (time being of the essence) (the "Option Purchase Date"); provided that if Fair Market Value has not been determined by the expiration of such thirty
(30) day period the Option Purchase Date shall be extended to a date which is not sooner than thirty (30) days nor later than sixty (60) days after the Fair Market Value Date. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect not later than March 31, 2012. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value.

                  (b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the Option Purchase Date or
(ii) the date when Tenant has paid the Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20 hereof, provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant's option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE THE AFORESAID NOTICE OF INTENTION TO PURCHASE, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 35 AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID.

         36. Miscellaneous.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any Person. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                       LANDLORD:

                                       WTI (IL) QRS 12-36, INC.,
                                       an Illinois corporation

                                       By:_____________________________________

                                       Title:__________________________________



                                       TENANT:

                                       WESTELL, INC.,
                                       an Illinois corporation

                                       By:_____________________________________

                                       Title:__________________________________

                                                                       EXHIBIT A




                                    PREMISES

        Lots 19, 20 and 21 in Meridian Business Campus Phase 2, Unit 2 being a subdivision in Section 16, 17 and 21, all in Township 38 North Range 9 East of the Third Principal Meridian, according to the Plat thereof recorded January 16, 1992 as Document R92-009321, in Du Page County, Illinois.

                                                                       EXHIBIT B


                             MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.

                                                                       EXHIBIT C


                             PERMITTED ENCUMBRANCES

                                                                       EXHIBIT D


                               BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraph 2 below, Basic Rent payable in respect of the Term shall be $1,748,250 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $437,062.50 each.

         2. Basic Rent Increases. Basic Rent shall not be adjusted until the second (2nd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the second (2nd) anniversary of the First Full Basic Rent Payment Date and on each second (2nd) anniversary date thereafter during the Term and during any extensions thereof, Basic Rent then in effect shall be increased by two percent (2%).

         During the initial Term the Basic Rent shall be adjusted on the following dates and be in the following amounts until the next adjustment date:

         October 1, 1999                         $1,783,215
         October 1, 2001                         $1,818,879
         October 1, 2003                         $1,855,257
         October 1, 2005                         $1,892,362
         October 1, 2007                         $1,930,209
         October 1, 2009                         $1,968,813
         October 1, 2011                         $2,008,190
         October 1, 2013                         $2,048,354
         October 1, 2015                         $2,089,321

                                                                       EXHIBIT E


                                    COVENANTS


         1. Tenant shall, and shall cause Guarantor and its respective subsidiaries to, comply (A) with the covenants set forth in Sections 4, 5 and 6 of that certain Business Loan Agreement, dated as of March 15, 1995 between Tenant and Bank One, Chicago, NA (the "Lender") as amended by Amendment to Business Loan Agreement and Other Loan Documents, dated as of June 7, 1996 (the "Credit Agreement"), in the same manner and to the same effect as if the terms of Sections 4, 5 and 6 of the Credit Agreement were set forth in full herein and
(B) upon refinancing of the debt described in the Credit Agreement, with the covenants set forth in the credit agreement that replaces the Credit Agreement (any such replacement credit agreement, the "Senior Credit Agreement") pertaining to the matters addressed in Sections 4, 5 and 6 of the Credit Agreement in the same manner and to the same effect as if the terms of such covenants of the Senior Credit Agreement were set forth herein, and subject to the conditions set forth in the following sentence, after giving effect to any modification, amendment or waiver of the Credit Agreement or Senior Credit Agreement, as the case may be, a copy of which has been delivered to Landlord, and for such purpose such terms of Sections 4, 5 and 6 of the Credit Agreement or Senior Credit Agreement, as the case may be, and such other relevant provisions and definitions of the Credit Agreement or Senior Credit Agreement, as the case may be, as are expressly referenced therein and amendments, modifications, and waivers thereto are incorporated herein by reference. Notwithstanding, and in limitation of, the foregoing, no amendment or modification to, or waiver of, Sections 4, 5 and 6 of the Credit Agreement or Senior Credit Agreement, as the case may be, shall be effective and binding upon Landlord (a) unless neither Guarantor nor Tenant is required to make any payment or grant any other consideration ("Senior Lender Consideration") to the Lender or lender or lenders that replace the Lender (the Lender or such replacement lender, the "Senior Lender") as a condition to such amendment, modification or waiver or, if such consideration is required, unless concurrently with payment to the Senior Lender Landlord receives Landlord's Consideration and (b) unless such amendment or modification is executed or waiver granted no later than the earlier to occur of (x) sixty (60) days following the earlier to occur of the date on which Tenant notified the Senior Lender or the Senior Lender had actual knowledge of the breach under the Credit Agreement or Senior Credit Agreement, as the case may be, that gave rise to the need for an amendment, modification or waiver and (y) the date on which the Senior Lender causes the obligations of Tenant and/or Guarantor under the Credit Agreement or the Senior Credit Agreement, as the case may be, to become due prior to their stated maturity. If at any time Tenant shall not be subject to the Credit Agreement or any Senior Credit Agreement that contains covenants pertaining to the matters addressed in Sections 4, 5 and 6 of the Credit Agreement, Tenant shall, and shall cause Guarantor and each of its subsidiaries to, comply with the covenants set forth in the most recent Senior Credit Agreement pertaining to the matters addressed in Sections 4, 5 and 6 of the Credit Agreement in the same manner and to the same effect as if the terms of the applicable provisions of such Senior Credit Agreement were set forth in full herein, and giving effect to any modification, amendment or waiver thereto that complies with the provisions of the foregoing sentence.

         2. A copy of the relevant provisions of Sections 4, 5 and 6 of the Credit Agreement, and the amendments thereto, as the same are in effect on the date hereof, are attached hereto.

         3. For purposes of this Exhibit "E". (a) "Senior Lender's Consideration" shall mean any consideration received by the Senior Lender for the modification, amendment or waiver except that any paydown or reamortization of the Senior Lender's debt in consideration for such modification, amendment or waiver shall not be considered Senior Lender's Consideration, and (b) "Landlord's Consideration" shall be an amount equal to the total consideration received by the Senior Lender for the modification, amendment or waiver multiplied by a fraction, the numerator of which is the Acquisition Cost and the denominator of which is the amount of the current aggregate loan amount (as defined in the Credit Agreement) or the maximum amount of credit available under the Senior Credit Agreement, as the case may be, which shall be paid to Landlord upon the same terms that consideration is paid to the Senior Lender; provided, however, that Landlord's Consideration shall not exceed the total consideration received by the Senior Lender.

                                       -2-